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                                   EXHIBIT 10

                               MATERIAL CONTRACTS


                                              November 6, 1995



Mr. Charles T. Sherman
Resource General Corporation
2365 Scioto Harper Drive
Columbus, Ohio 43204

Dear Chuck:

This letter shall set out the terms and conditions under which Star Bank, N.A. (hereafter referred to as the "Bank") agrees to loan Resource General Corporation and PH Hydraulics and Automation, Inc. (hereafter collectively referred to as the "Company") Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) under this Revolving Credit/Term Loan Agreement (the "Agreement"). The purpose of this loan is to support short-term working capital and to refinance existing Bank One debt.

                                  THE TERM LOAN

Subject to there being no event of default (or circumstance which would, with the passage of time, become an event of default), the Bank agrees to lend the Company $500,000 from the date of this Agreement through November 6, 2000 (the "Maturity Date"). This loan will be evidenced by a promissory note (the "Note"). The Note shall amortize in 60 consecutive equal payments of $8,333.33 plus interest beginning December 6, 1995 and monthly thereafter. A final payment for any balance outstanding shall be made on the Maturity Date.

The Note shall bear interest at 1.0% over the Bank's prime rate (the "Prime Rate"). The interest rate will be reduced by one-quarter of one percent [0.25%] each year-end beginning at December 31, 1996 and at December 31, 1997, if all financial covenants as described in this Agreement are met and maintained. The Prime Rate is the rate announced as such from time to time by the Bank. The Prime Rate is determined solely by the Bank pursuant to market factors and its own operating needs, and is not necessarily the Bank's best or most favorable rate for commercial or other loans. The Prime Rate is currently 8.75%. The interest rate on the Note shall be adjusted on the effective date of any change in the Bank's Prime Rate. The interest shall accrue in arrears and be payable beginning December 6, 1995 and monthly thereafter and on the Maturity Date.

                              THE REVOLVING CREDIT

Subject to there being no event of default (or circumstance which would, with the passage of time become an event of default) the Bank agrees to make revolving credit loans to the Company (as described below) from the date of this Agreement through the earlier of: a) a demand for payment in accordance with the terms of a revolving promissory note (the "Revolving Note"); or b) November 30, 1996 (the "Maturity Date").

Under the Revolving Note, the Company may borrow, repay, and reborrow up to the lesser of: a) 80% of accounts receivable acceptable to the Bank which are outstanding less than 90 days from the date of invoice, plus 50% of raw materials, plus 35% of work-in-process (up to a maximum work-in-process advance of $250,000) less a reserve amount of $350,000, the reserve amount will be reduced by the monthly principal payments as further described in the term loan section above (the sum of which shall be called the "Amount Available"); or b) $1,750,000. Should the total loan amount outstanding at

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any time exceed the Amount Available, the Company shall, upon notification, reduce the amount outstanding to an amount that is less than or equal to the Amount Available.

The Revolving Note shall bear interest at 1.0% over the Bank's prime rate (the "Prime Rate"). If the revolving credit facility is renewed at the maturity date, the interest rate will be reduce by one-quarter of one percent [0.25%] each year-end beginning at December 31, 1996 and at December 31, 1997, if all financial covenants as described in this Agreement are met and maintained. The Prime Rate is the rate announced as such from time to time by the Bank. The Prime Rate is determined solely by the Bank pursuant to market factors and its own operating needs, and is not necessarily the Bank's best or most favorable rate for commercial or other loans. The Prime Rate is currently 8.75%. The interest rate on the Revolving Note shall be adjusted on the effective date of any change in the Bank's Prime Rate. Interest shall accrue in arrears and be payable beginning November 30, 1995 and monthly thereafter and on the Maturity Date.

                          REPRESENTATIONS & WARRANTIES

To induce the Bank to enter into this Agreement and to agree to make the loans described herein, the Company represents and warrants that:

(A) Corporate Existence. It is a corporation duly existing under the laws of the State of Ohio, is qualified to do business in all states where failure to be so qualified would have a material adverse effect on the Company, and has all requisite power and authority to own its property and carry on its business as now being conducted.

(B) Borrowing Authorization. The execution by the Company and the delivery and performance of this Agreement, the Note(s), and other documents connected to the loans described herein have been authorized by necessary corporate action and will not or 3) any agreement binding on the Company.

(C) Financial Statements. Its interim financial statements dated September 30, 1995 (a copy of which have been previously furnished to the Bank) have been prepared in conformity with generally accepted accounting principles consistently applied, and fairly present the financial condition of the Company and its operation as of the date of the statements, and since such date there has been no material adverse change in its financial condition.

(D) Actions Pending. There are no legal actions pending or threatened against or affecting the Company before any court or agency, or any contingent liabilities that are not provided for in the financial statements referred to in subsection (C) Financial Statements above.

(E) Liens. None of the assets of the Company are subject to any mortgage, pledge, security interest, lien, or other encumbrance except for those noted in the financial statements referred to in subsection (C) Financial Statements.

(F) Environmental Matters. All operations and property of the Company are in full compliance with all federal, state, and local statutes, rules, and regulations relating to air and water pollutants and hazardous waste disposal. There is no judicial or administrative proceeding pending or threatened against or affecting the Company with respect to such environmental matters.

(G) Compliance. The Company is in compliance in all material respects with all statutes, rules, and regulations applicable to it. No default (or event which with notice or lapse of time, or both, would constitute a default) exists under any agreement or instrument for borrowed money to which Company is a party or pursuant to which any property of Company is encumbered.

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(H)      Liabilities. All taxes, assessments, and other liabilities which are due have been paid in full and in a timely manner, except for those taxes and assessments which the Company is contesting in good faith and with respect to which the Company has taken proper steps to perfect its appeal and which have not resulted in liens on the Company's property which materially diminishes the value of the property.

                                   COLLATERAL

All obligations of the Company to the Bank under this Agreement and the Note(s) shall be secured by the following (collectively called the "Collateral"):

(A) A security interest in the Company's accounts receivable, inventory, machinery, equipment, furniture, fixtures, furnishings, and general intangibles, now owned or hereafter acquired, their proceeds (cash or non-cash) and any insurance proceeds related thereto, all to be evidenced by the Bank's standard Security Agreement.

(B) An assignment of insurance in the amount of $500,000 on the life of Charles T. Sherman.

(C) All Company debt to be cross collateralized and cross defaulted to all existing Bank debt.

The Collateral and all documentation with respect thereto shall be in a form satisfactory to the Bank, and the Company agrees to execute any and all documents necessary to assure the protection, perfection, and/or enforcement of the Bank's security interest in the Collateral.

                                    COVENANTS

In consideration of the Bank's promise to make the loans described herein, the Company agrees that, from the date of this Agreement until the Note(s) are paid in full, it shall:

(A) Financial Statement. Furnish the Bank: 1) a copy of the Company's Audited financial statements, prepared in conformity with generally accepted accounting principles applied on a basis consistent with the preceding years by independent certified public accountants acceptable to the Bank within 90 days of the Company's fiscal year end; 2) a copy of its unaudited financial statements, similarly prepared, in a form satisfactory to the Bank within 30 days of the end of each of its fiscal month; and 3) a copy of the finalized corporate tax return and supporting schedules to the Bank within 270 days of the company's fiscal year end.

(B) Periodic Reports. Provide the Bank 1) an aging of accounts receivable, a work in process breakdown and the accounts payable aging in a form satisfactory to the Bank within 30 days of the end of each of the Company's fiscal month; 2) a calculation of the Amount Available as presented by the borrowing formula described above and a "no- default" certification signed by an authorized officer of the Company within 30 days of the end of each of its fiscal month; and 3) other reports and information as the Bank may reasonably request.

(C) Insurance. Maintain insurance on all real and personal property with carriers acceptable to the Bank in an amount sufficient to repay the outstanding balance of all Bank loans and against hazards and liabilities as is common with other companies in similar situations. The policies shall show the Bank as "name insured" and "loss payee." The Company shall provide the Bank with certificates of insurance or other satisfactory evidence upon request.

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(D)      Taxes. Pay all taxes, assessments, and other liabilities when due, except for those which are contested in good faith.

(E) Notice. Give the Bank prompt notice of any: (i) default of this or any other Agreement or contract under which the company is liable; (ii) environmental or labor dispute; (iii) lawsuit filed naming the Company as a defendant; (iv) reportable event under ERISA; or (v) material change in the Company's business prospects or financial condition.

(F) Corporate Existence and Status. Maintain its corporate existence and remain in good standing under the laws of each jurisdiction where the Company is duly qualified to conduct its business.

(G) Maintenance of Property. Maintain Company property in good condition and repair, and not commit or permit any action that may impair the value of the property or the Bank's Collateral.

(H) Current Ratio. Maintain a current ratio, defined as Current Assets divided by Current Liabilities (as defined below) of at least 1.0:1 beginning with the fiscal year ending December 31, 1995 and 1.2:1 beginning with the fiscal year ending December 31, 1996 and thereafter.

         "Current Assets" shall mean any asset that is reasonably expected to be converted to cash or sold within the next operating cycle or one-year period, whichever is longer. Current Assets shall exclude any amounts owed to the Company by owners, partners, shareholders, or officers of the Company regardless of the date conversion to cash or sale is expected. "Current Liabilities" shall mean any obligation whose liquidation is reasonably expected to occur within the next operating cycle or one-year, whichever is longer. Current Liabilities shall include any amounts owed by the Company to owners, partners, shareholders, or officers of the Company regardless of the expected liquidation date.

(I) Leverage Ratio. Maintain a leverage ratio, defined as Total Liabilities divided by Tangible Net Worth (as defined below) of not greater than 4.0:1 beginning with the fiscal year ended December 31, 1995, not greater than 3.5:1 by the fiscal year ended December 31, 1996 and 3.0:1 by the fiscal year ended December 31, 1997 and thereafter.

(J) Cash Flow Coverage Ratio. Maintain a cash flow coverage ratio of at least 1.25:1 at all times. This ratio will be tested on a quarterly basis. "Cash Flow Coverage" ratio shall be calculated as follows:

          Net Income + Non-Cash Charges + Interest Expense - Dividends
          ------------------------------------------------------------
              Current Portion of Long Term Debt + Interest Expense

(K) Tangible Net Worth. Not permit its tangible net worth to be less than $775,000 as of December 31, 1995, $925,000 as of December 31, 1996 and
         $1,125,000 as of December 31, 1997 and for each fiscal year thereafter. "Tangible Net Worth" shall mean, as of any date, the sum of the Company's total equity plus debts subordinated to the Bank minus any intangible assets. All financial terms in this Agreement shall have the meanings given them under generally accepted accounting principles.

(L) Indebtedness. Not incur or permit to exist any indebtedness, other than that indebtedness which existed on balance sheet as of September 30, 1995, except: (i) the borrowings evidenced by this Agreement; (ii) favorable short-term unsecured trade credit granted in the ordinary course of business.

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(M)      Liens. Not create or permit to exist any mortgage, pledge, security interest, or other encumbrance with respect to any assets now owned or here-after acquired other than that indebtedness which existed on balance sheet as of September 30, 1995, except for (i) liens created in favor of the Bank hereunder; or (ii) purchase money interests created in connection with the acquisition of property acquired after the date of this Agreement which attaches specifically to the property acquired.

(N) Guaranties. Not guaranty any obligation or indemnify any other person or enterprise except for the personal liability from the Company's own officers', directors', or employees' own actions on behalf of the Company.

(O) Merger, Sale or Transfer of Assets. Not be a party to any merger, consolidation, transfer or reorganization without the consent of the bank (including, but not limited to, the purchase of all or substantially all of the equity or assets of any other enterprise). Not to transfer any assets from the company's to Perry's Environmental Recycling, Inc.. It is the Banks understanding the Perry's Environmental Recycling, Inc. is in the process of being dissolved.

(P) Investments. Not invest in, loan, or make advances to any other enterprises, except for (i) obligations of the United States Treasury and agencies thereof, (ii) commercial paper maturing within one-year and rated "A-1/P-1 or better," or (iii) Certificates of Deposit of the Bank.

(Q) Restricted Payments. Do not declare nor pay any dividend to shareholders unless all financial covenants are in compliance. The land held in Perry County and Franklin County will not be held as collateral, but if and when the property is sold, all proceeds must be applied against the term loan. Said properties must remain free of any liens during the term of all credit facilities.

(R) Depository Accounts. Star Bank shall be the primary depository bank of Borrowers. With in 90 days of closing a wholesale lock box account will be established to handle accounts receivable collection. The revolving line of credit will be then be settled daily via the banks business checking plus line of credit.

(S) Negative Covenants. The Companies shall not; 1) change the type or character of its business; 2) not loan any money to or to guarantee any obligation of any other persons, firm or corporation; and 3) shall not change any key management personnel without first notifying the Bank and providing and adequate replacement within 30 days.

(T) Subordination. All notes/accounts payable due to shareholders shall be subordinated to the Bank. All subordinated debtors shall sign the banks standard subordination agreement.

(U) Waiver. Any variance from these covenants shall be permitted only with the prior written consent and/or waiver of the Bank. Any such waiver shall not preclude the exercise of any power or right under this Agreement by the Bank.

                               CLOSING CONDITIONS

The obligation of the Bank to make the loans described by this Agreement is subject to the satisfaction of each of the following conditions:

(A) Resolutions. The Company shall have delivered to the Bank a copy of the resolutions of the Company's Board of Directors authorizing the loans described herein and the execution and delivery of this Agreement, the Note(s), and other documents the Bank deems necessary for these loans, certified by an appropriate officer of the Company.

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(B)      Other Documents; Inspection. The Company shall have delivered to the
         Bank such other documents as the Bank may request prior to the date of the initial loan. The Bank or its designated representative shall have the continuing right to inspect and review all the Company's records, documents, and assets, whether or not directly related to the Company's obligations hereunder.

(C) Default. Before and after giving effect to the loan(s) described herein, no event of default (as defined below) or event which would with the passage of time mature into an event of default shall have occurred and/or be continuing.

(D) Warranties. Before and after giving effect to the loan(s) described herein, the representations and warranties noted above shall be true and correct on the date of this Agreement.

(E) Fees and Expenses. The Company agrees to pay the Bank a one-time fee of $2,000.00 plus any out-of-pocket expenses incurred by the Bank (including reasonable attorneys' fees, legal expenses, filing fees, etc.) in entering into and closing this Agreement.

                                EVENTS OF DEFAULT

Upon the occurrence of any of the following events and following a five business day prior written notice to the Company, and an additional five business day default cure period, the Bank may declare the Note(s) due and immediately payable and shall have all rights to realize on the collateral. To the extent the maximum Amount Available on the revolving credit facility is not being utilized by the Company, the Bank may upon such declaration of default terminate any unused balance:

(A) Non-payment of principal or interest prescribed herein when due or when notice of such non-payment is sent to the Company by the Bank, or any default, demand, or acceleration under any Note or related instrument concerning the Collateral; or

(B) Non-payment of principal or interest on any other borrowed money obligation when due or the holder of such obligation declares the obligation due prior to its stated maturity unless the obligation is disputed in good faith; or

(C) Any representation or warranty of the Company in this or any other loan document is false; or

(D) The Company violates any covenant or condition of this or any other loan documentation; or

(E) The Company is unable to pay its business debts as they become due or the Company's consolidated financial statement indicates an insolvency or deficit net worth; or

(F) The Company applies for the appointment of a trustee or receiver of any part of the assets of the Company or commences any proceedings relating to Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or other liquidation law of any jurisdiction; or

(G) Any such application, if filed, or any such proceedings are commenced against the Company, and the Company indicates its approval, consent, or acquiescence; or an order is entered appointing such trustee or receiver, or adjudicating the Company bankrupt or insolvent, or approving the petition in any such proceedings, and such order remains in effect for thirty (30) days; or

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(H)      A material part of the Company's operations shall cease for a period of thirty (30) days, other than temporary or seasonal cessations which are simultaneously experienced by other companies in the Company's line of business (which, if continued, would not have a material adverse effect on the Company's operations or financial conditions); or,

(I) If, in the reasonable opinion of the Bank, there has been a material adverse change in the financial affairs or operating condition of the Company or in the value of the Collateral which, in the reasonable judgment of Bank, materially imperils the Company's ability to repay or secure its obligations to the Bank under this Agreement.


                               OTHER DOCUMENTATION

The terms hereof requiring five day prior written notice and an additional five day opportunity to cure prior to the Bank's having any right to declare the Note(s) due and payable, or any right to pursue the collateral following the occurrence of event of default, shall also be applicable with respect to any and all events of default specified in any and all other agreements, documents and instruments, as hereafter may be modified or amended, executed as of the date hereof in connection with this facility.


                                LAW/JURISDICTION

This Agreement, the loans, and the Note(s) shall be deemed made in Ohio, and all the rights and obligations of the parties hereunder shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity, and performance. Without limitation on the ability of the Bank to exercise all its rights as to the Collateral security for any loan or note, or to initiate and prosecute actions for repayment in any applicable jurisdiction, Bank and Company agree that any action or proceeding commenced by or on behalf of the parties relating to this Agreement, the loans, or the Note(s) shall be commenced and maintained exclusively in courts of applicable jurisdiction located in Franklin County, Ohio. This document memorializes the entire Agreement between parties, and any amendment to this Agreement, may only be made in writing and signed by all parties.

WARNING - BY SIGNING THIS PAPER, YOU GIVE UP YOUR RIGHTS TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME, A COURT JUDGEMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE. (SEC. 2323.13 O.R.C.)

Accepted this ______ day of November, 1995

RESOURCE GENERAL CORPORATION

By:________________________   Its: Acting President
   Robert S. Ryan

By:________________________   Its: Vice President of Operations
   Charles T. Sherman

PH HYDRAULICS AND AUTOMATION, INC.

By:______________________     Its: President
   Charles T. Sherman
                                                       STAR BANK, N.A.

                                                       ________________________
                                                       Timothy R. Coffey
                                                       Assistant Vice President

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